April 28, 2020

AXA Premier VIP Trust*

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

We have acted as counsel to AXA Premier VIP Trust*, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 66 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-70754; 811-10509) (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about April 28, 2020, registering an indefinite number of shares of beneficial interest in the series of the Trust and classes thereof listed in Schedule A to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the prospectuses and statements of additional information (collectively, the “Prospectus”) filed as part of the Post-Effective Amendment;

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)

the resolutions adopted by the trustees of the Trust relating to the Post-Effective Amendment, the establishment of the Shares of each series and class, and the authorization for issuance and sale of the Shares.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the

K&L GATES LLP

1601 K STREET NW WASHINGTON DC 20006

T +1 202 778 9000 F +1 202 778 9100 klgates.com

304705483 v2

AXA Premier VIP Trust*

April 28, 2020

authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectus, will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “Counsel” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

Attachment: Schedule A

*	Effective May 1, 2020, the Trust’s name will change from AXA Premier VIP Trust to EQ Premier VIP Trust.

SCHEDULE A

To the Opinion Letter of K&L Gates LLP, dated April 28, 2020,

Filed as Exhibit (i)(1) to Post-Effective Amendment No. 66 to the Registration Statement

on Form N-1A of AXA Premier VIP Trust* (File Nos. 333-70754; 811-10509)

AXA PREMIER VIP TRUST*

Class A, B, and K shares (except as noted)

of

Fixed Income Portfolio

EQ/Core Plus Bond Portfolio**

EQ Allocation Portfolios

EQ/Conservative Allocation Portfolio

EQ/Conservative-Plus Allocation Portfolio

EQ/Moderate Allocation Portfolio

EQ/Moderate-Plus Allocation Portfolio

EQ/Aggressive Allocation Portfolio

Charter Allocation Portfolios

CharterSM Aggressive Growth Portfolio†

CharterSM Conservative Portfolio†

CharterSM Growth Portfolio†

CharterSM Moderate Growth Portfolio†

CharterSM Moderate Portfolio†

CharterSM Small Cap Growth Portfolio

CharterSM Small Cap Value Portfolio

Target Allocation Portfolios

Target 2015 Allocation Portfolio

Target 2025 Allocation Portfolio

Target 2035 Allocation Portfolio††

Target 2045 Allocation Portfolio††

Target 2055 Allocation Portfolio††

*	Effective May 1, 2020, the Trust’s name will change from AXA Premier VIP Trust to EQ Premier VIP Trust.

AXA Premier VIP Trust*

April 28, 2020

**	Effective May 1, 2020, CharterSM Multi-Sector Bond Portfolio is renamed EQ/Core Plus Bond Portfolio.
†	The Trust offers only Class B shares of this Portfolio.
††	The Trust offers only Class B and Class K shares of this Portfolio.

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